NEWS RELEASE

CONTACT:   Dan A. Chila, EVP and Chief Financial Officer,
           Sun Bancorp, Inc.(856)691-7700


                     Sun Bancorp Announces 46% Reduction in
                              Non-Performing Loans

Our mission is uncompromising ...
           ... to be the Premier Community Bank in every community we serve

         VINELAND, N.J., October 1, 2004 -- Sun Bancorp, Inc. (Nasdaq: SNBC) reported that on September 30, 2004, it received a $9.1 million payment on its largest non-performing loan in complete repayment of the remaining book balance of this loan. This loan had been on nonaccrual status since September 30, 2003. According to preliminary estimates for the quarter ended September 30, 2004, the payoff should result in a reduction of total non-performing loans of approximately 46% from a June 30, 2004 balance of $22.4 million to a balance of $12.1 million at September 30, 2004. Non- performing assets to total loans and other real estate was 0.79% at September 30, 2004 compared to 1.64% at June 30, 2004 and 1.73% at March 31, 2004. Total allowance for loan losses to non-performing loans was 181.3% at September 30, 2004 compared to 83.6% at June 30, 2004 and 87.7% at March 31, 2004.

         Sun Bancorp, Inc. is located in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 78 Community Banking Centers in Southern and Central New Jersey, in the contiguous New Castle County market in Delaware, and in Philadelphia, Pennsylvania. The deposits of the Bank are insured up to the legal maximum by the Federal Deposit Insurance Corporation. For more information about Sun National Bank and Sun Bancorp, Inc., visit http://www.sunnb.com.

         The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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            P.O. Box 849 * 226 Landis Avenue * Vineland, NJ 08360 *
                           856-691-7700 * Member FDIC